Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Media:	Jane Seccombe	RAI 2010-14
(336)741-5068
Durante resigns from Reynolds American board,
Daly nominated to succeed him
WINSTON-SALEM, N.C. — Aug. 18, 2010 — Reynolds American Inc. (NYSE: RAI) announced that Nicandro Durante, the chief operating officer of British American Tobacco p.l.c. (BAT), has resigned as a member of RAI’s board of directors, effective Dec. 1. John Daly, BAT’s regional director for Asia-Pacific, has been nominated to RAI’s board to succeed Durante, effective Dec. 1.
The changes stem from a planned executive realignment at BAT, which was announced earlier this year.
Durante has been a member of RAI’s board since December 2008, as one of the five board members designated by Brown & Williamson Holdings, Inc. (B&W), a subsidiary of BAT, under the terms of the 2004 governance agreement between RAI, B&W and BAT. Durante’s three-year term as a Class II director was due to expire in 2012. Durante is scheduled to become BAT’s chief executive designate on Sept. 1, 2010, and will become the company’s chief executive at the end of February 2011.
Susan M. Ivey, the chairman, president and chief executive officer of Reynolds American, thanked Durante for his contributions to the company and its shareholders. “Nicandro has provided outstanding advice and counsel during his years of service on the board,” Ivey said.
Daly, who joined the management board of BAT as regional director for Asia-Pacific in October 2004, will succeed Durante as chief operating officer of BAT on Sept. 1. RAI’s board will vote on Daly’s formal nomination at its regularly scheduled Dec. 1 meeting.
Daly joined BAT after the 1999 merger of Rothmans International and BAT. Born in 1956 in Dublin, Ireland, Daly, 53, worked in the pharmaceutical industry in the United Kingdom and Ireland before joining the tobacco industry.
Web Disclosure
RAI’s website, www.ReynoldsAmerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.ReynoldsAmerican.com to receive alerts when news about the company has been posted.
About Us
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; and Niconovum AB.
•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include five of the 10 best-selling cigarettes in the United States: Camel, Pall Mall, Winston, Doral and Kool.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. American Snuff Co. also sells and distributes a variety of tobacco products manufactured by Lane, Limited, including Winchester and Captain Black little cigars, and Bugler roll-your-own tobacco.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.

•	Niconovum AB markets innovative nicotine replacement therapy products in Sweden and Denmark under the Zonnic brand name.
Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.
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